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EXHIBIT 10.1

                           EXECUTIVE BONUS PROGRAM


        Effective October 1, 1997, the Company's Compensation Committee approved the participation of certain executives in the following bonus program.

    1. The following executives will receive a bonus on September 1, 1998 (the "1998 Bonus"), if he or she is employed by the Company on such date, in the following approximate amounts to be applied against the balance outstanding under his or her loans under the 1994 Executive Stock Purchase Program (the "Program"): Mr. Cluett, $54,700; Ms. Jehle, $50,400 and Mr. Tapling, $90,900
(1).

    2. The following executives will receive a bonus on September 1, 1999 (the "1999 Bonus"), if he or she is employed by the Company on such date, in the following approximate amounts to be applied against the balance outstanding under his or her loans under the Program: Mr. Cluett, $59,900; Ms. Jehle, $54,800 and Mr. Tapling, $99,300 (1).


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(1) Mr. Tapling terminated employment with the Company effective February 9,
1998 and is therefore ineligible for a 1998 or 1999 Bonus.